Exhibit 99.3

RECENT DEVELOPMENTS

Preliminary Data for the First Quarter of 2018

While we do not have complete financial results for the fiscal quarter ended March 31, 2018, we do have certain preliminary information for certain of our businesses, investments and segments.

GMSL Preliminary Data

Based on preliminary data for GMSL, our Marine Services segment, we currently anticipate its income from joint ventures and associates (accounted for under the equity method) will be adversely affected by the operations of Huawei Marine Networks (“HMN”, in which GMSL holds a 49% stake) in China. Two of HMN’s major turn-key projects that commenced in prior periods booked negligible revenue during the quarter as a result of the normal project cycle. The fixed costs of the operations (manufacturing, distribution and SG&A) were still incurred and this led to a significant loss after tax in the quarter, although the volume and profitability of these two projects are expected to ramp up across the remainder of 2018. As a result, we expect the Marine Services segment to report slightly negative Adjusted EBITDA for the quarter. However, we believe the above represent short term timing issues and do not believe this indicates an ongoing problem or a deterioration in GMSL’s (our Marine Services segment’s) long-term performance. We expect GMSL to report backlog at levels consistent with those reported at year end, reflective of normal burn off recognized in the first quarter on its maintenance contracts, in addition to strong backlog from HMN.

Other Core Segment Preliminary Data

Based on preliminary data, we currently expect to report Adjusted EBITDA in aggregate for our other core segments, which include Construction, Energy and Telecommunications, at levels consistent with the first quarter of the prior year. Because the reporting period for the first quarter of 2018 has recently ended, these preliminary anticipated results reflect assumptions and estimates based only upon preliminary information available to us as of the date of this offering memorandum. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited or reviewed these preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results. As a result of the foregoing, while this information is presented in a manner that is considered reasonable by us, it is subject to change pending finalization. Actual results for the first quarter of 2018 could differ materially from the above expectations. In addition, our Marine Services segment’s results and our Construction segment’s results could be materially adversely affected by any of the risks set forth under “Risk Factors-Risks Related to Our Business”, including any of the risks set forth under “-Risks Related to GMSL”, or items described under “Special Note Regarding Forward-Looking Statements.”

BeneVir Disposition

On May 2, 2018, we announced that BeneVir Biopharm, Inc. (“BeneVir”), a development stage company focused on the development of a patent-protected oncolytic virus, BV-2711, for the treatment of solid cancer tumors, entered into a definitive agreement to be acquired by Janssen Biotech, Inc. (“Janssen”) for upfront consideration of $140.0 million, subject to adjustment, and potential development and commercial milestones of up to $900.0 million in cash (the “BeneVir Disposition”). BeneVir is a portfolio company of Pansend Life Sciences, LLC (“Pansend”), our Life Sciences segment. Pansend is the owner of all of BeneVir’s outstanding preferred stock, through which Pansend holds an approximate 80%, or 76% on a fully diluted basis, controlling interest in BeneVir. The closing of the transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is expected to close in the second quarter of 2018. HC2 expects to receive in excess of $80.0 million in net proceeds from the upfront consideration of the BeneVir Disposition, including approximately $10.0 million of amounts to be held in escrow.